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                                                                    EXHIBIT 99.5

                        [RBC Capital Markets Letterhead]

February 2, 2004

Stellent, Inc.
7777 Golden Triangle Drive
Eden Prairie, MN 55344

Attention: Mr. Robert Olson
               Chairman, President and Chief Executive Officer


Dear Mr. Olson:

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Stellent, Inc. ("Stellent") relating to the proposed merger of Optika Inc. with and into a wholly-owned subsidiary of Stellent, of our opinion letter, dated January 11, 2004, appearing as Annex E to the Joint Proxy Statement/Prospectus which is a part of the Registration Statement, and to the references of our firm name therein. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or
Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



By /s/ John Brew
   -----------------------------------------
         John Brew
         Managing Director